Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Andrew Lipsman
comScore, Inc.
(312) 775-6510
press@comscore.com
comScore Announces Promotion of Gregory Dale to Chief Operating Officer
One of comScore’s Earliest Employees, Mr. Dale Most Recently Served
as comScore’s Chief Technology Officer
RESTON, VA, September 14, 2009 – comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world today announced the promotion of Gregory Dale to Chief Operating Officer. In this new role, Mr. Dale will oversee comScore’s operating activities, including the company’s Product Management, Custom Analytics and Technology groups.
Mr. Dale joined comScore shortly after its founding in 1999 and has been instrumental in helping build comScore’s leadership position in the industry, having first served as VP of product management and more recently as the company’s Chief Technology Officer. He has been intimately involved in the creation of the world’s largest, representative and continuously monitored consumer panel, which stands today at approximately 2 million people worldwide. Under his direction, comScore has introduced a wide array of innovative products, including the measurement of Web site audiences, e-commerce, search queries, video viewing and online advertising.
Prior to comScore, Mr. Dale served as VP of client service at Paragren Technologies and before that held several client service positions at Information Resources, Inc. Mr. Dale holds a B.S. in Industrial Management from Purdue University.
“I’m delighted to see Greg promoted to the role of Chief Operating Officer at comScore,” said Dr. Magid Abraham, comScore President & CEO. “As one of comScore’s first employees back in 1999, Greg has long been instrumental in helping drive the company’s growth. He has exceptional knowledge of every aspect of the comScore business, from an operational and technical standpoint to his keen understanding of client and market needs. We are confident in Greg’s leadership and in his ability to help continue to drive comScore’s performance in a way that leverages our technological leadership and commitment to innovation.”

About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital marketing intelligence. For more information, please visit www.comscore.com/companyinfo.
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, expectations regarding the impact of Mr. Dale’s leadership and abilities on comScore’s future performance. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to, comScore’s reliance on key members of its management team. For a detailed discussion of this and other risk factors, please refer to comScore’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, comScore’s Annual Report on Form 10-K for the period ended December 31, 2008 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.